UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2010 (July 30, 2010)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)
Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□         Written communications pursuant to Rule 425 under the Securities Act
□         Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

General:

On July 30, 2010, U.S. Energy Corp. ("USE") established a Senior Secured Revolving Credit Facility (the “Facility”) to borrow up to $75 million from BNP Paribas (“BNPP”).  At present, BNPP is the only lender under the Facility.  In the future, the facility may include other members of a lending syndicate (the “Lenders”) as provided for in the Facility.  BNPP also is the administrative agent for the Facility, which is governed by the following documents: Credit Agreement; Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement (the “Mortgage”); and Guaranty and Pledge Agreement (the “Guaranty”), which are referred to below together as the “Facility Documents.”  The following summarizes the principal provisions of the Facility as set forth in the Facility Documents, which are filed as exhibits to this Report.  The summary is qualified by reference to the complete text of the documents.

USE has organized a wholly-owned subsidiary Energy One LLC (“Energy One”), which will be the borrower under the Facility.  USE has assigned to Energy One all of its rights, title and interest in certain oil and gas properties and equipment related thereto, rights under various operating agreements, proceeds from sale of production and from sale or other disposition of the properties.  USE also has unconditionally and irrevocably guaranteed Energy One’s performance of its obligations under the Credit Agreement, including without limitation Energy One’s payment of all borrowings and related fees thereunder.

From time to time until expiration of the Facility (July 30, 2014), if Energy One is in compliance with the Facility Documents, Energy One may borrow, pay, and re-borrow funds from the Lenders, up to an amount equal to the Borrowing Base, which has been initially established at $12 million.  As of the date of this Report, Energy One has not borrowed from the Facility.

The Borrowing Base will be redetermined semi-annually, taking into account updated reserve reports prepared by USE’s independent consulting engineers.  Any proposed increase in the Borrowing Base will require approval by all Lenders in the syndicate (presently only BNPP), and any proposed Borrowing Base decrease will require approval by Lenders holding not less than two-thirds of outstanding loans and loan commitments.

Interest will be payable quarterly at the greater of the Prime Rate, the Federal Funds Effective Rate (plus 0.5%), and the adjusted LIBO for the three prior months, plus, an additional 2.25% to 3.25%, depending on the amount of the loan relative to the Borrowing Base.  Interest rates on outstanding loans are adjustable each day by BNPP as administrative agent.  Energy One may prepay principal at any time without premium or penalty, but all outstanding principal will be due on July 30, 2014.  If there is a decrease in the Borrowing Base, the excess of outstanding loans over the Borrowing Base will be due over the six months following the redetermination.

In addition, on a quarterly basis, Energy One will pay BNPP, for the account of each Lender (as applicable), a commitment fee of 0.50% of the unused amount of each Lender’s unused amount of its Facility lending commitment, computed daily until July 30, 2014.

Energy One is required to comply with customary affirmative covenants, and with negative covenants.  The principal negative financial covenants (measured at various times as provided in the Credit Agreement) do not permit (i) Interest Coverage Ratio (Interest Expense to EBITDAX) to be less than 3.0 to 1; (ii) Total Debt to EBITDAX to be greater than 3.5 to 1; and (iii) Current Ratio (current assets plus unused lender commitments under the Borrowing Base) to be less than 1.0 to 1.0.  EBITDAX is defined in the Credit Agreement as Consolidated Net Income, plus non-cash charges.

If Energy One fails to pay interest or principal when due, or fails to comply with the covenants in the Credit Agreement (after a reasonable cure period, if applicable), BNPP as Administrative Agent may (and shall, if requested by the Majority Lenders (Lenders holding not less than 2/3 of the outstanding loan principal), declare the loans immediately due, and foreclose on Energy One’s assets and enforce USE’s guaranty.

At closing, pursuant to a separate fee letter with BNPP, USE paid BNPP $145,000 for initial arrangement and upfront fees, $59,320 to BNPP’s legal counsel for legal fees, and will be paying BNPP a commercially reasonable Facility fees in the future if the Borrowing Base is increased.  Additionally, USE has paid Madison Williams and Company, investment banker to USE, $240,000 under the terms of a 2009 financial services agreement, in proportion to the initial $12 million Borrowing Base.

Section 9: Financial Statements and Exhibits
(d)   Exhibits

10.1           Credit Agreement
10.2           Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement
10.3           Guaranty and Pledge Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: August 2, 2010	By:	/s/ Keith G. Larsen
Keith G. Larsen
Chief Executive Officer